Exhibit 99.1

FOR IMMEDIATE RELEASE
-----------------------

CONTACT: James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY REPORTS FOURTH QUARTER 2005 FINANCIAL RESULTS

-	Central Appalachian (CAPP) production up 9% for fourth quarter 2005 as compared to fourth quarter 2004

-	CAPP revenues increased 25% for fourth quarter 2005 as compared to fourth quarter 2004

Richmond, VA, March 1, 2006 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial grade coal, today announced that it had a net loss of $9.4 million or $0.60 per fully diluted share, for the fourth quarter of 2005 and a net loss of $12.3 million or $0.83 per fully diluted share, for the year ended December 31, 2005.

“This was a very busy quarter and a very busy year for James River Coal Company” said Peter T. Socha, the Company’s Chairman and Chief Executive Officer. “We spent a great deal of time and effort setting the stage for profitable growth in 2006 and 2007. However, setting the stage for profitable future growth has required substantial current investment. These investments have included both people and mine infrastructure. Thus far in 2006, we are clearly seeing the results of these investments. Our production in January 2006 from CAPP was 19% higher than the comparable period in 2005. During 2005, we closed three high cost mines and opened four new lower cost mines. Lastly, we are benefiting from new higher sales prices. Our average sales price in January 2006 was almost $6.00 per ton higher than the average CAPP sales price just one month earlier in December 2005. In summary, we are very confident about the future. Our major investment program has almost concluded, we have continued to attract some of the best employees and management in the coal mining industry and the overall industry dynamics continue to be very bright.”

QUARTERLY RESULTS

Mr. Socha continued: “With a few minor exceptions, our mining conditions this quarter were good. We had three mines performing development work in connection with moves to better mining conditions. All three mines have completed this work and are currently in normal mining conditions. Our costs this quarter, detailed in the bridge below, were higher than the 3rd quarter of 2005 and the 4th quarter of 2004. We continue to be impacted by industry-wide cost inflation in both labor and raw materials. We have also been impacted by lower productivity resulting from more operational and safety training for our miners. Lower productivity was also due to more time being spent on belt and infrastructure maintenance. The fourth quarter is traditionally the slowest production time of year and our mine operations teams performed extra maintenance in expectation of a busy 2006. The strategy has proven to be successful as equipment and belt availability have both shown improvement in 2006. We have also seen a dramatic reduction in injuries and lost-time accidents. Lastly, our SG&A increased primarily due to salaries, benefits, and stock related compensation. We have added an entire team of managers and associates dedicated to the development of our new surface mines. This team includes technical, operations, and land acquisition personnel to acquire additional properties, design the new mines, obtain all necessary permits, and manage the new mine operations.”

The following table shows selected operating results for the quarter ended December 31, 2005 compared to the quarter ended December 31, 2004 (in 000’s, except per ton amounts). The following table includes the results of operations of Triad from the date of acquisition (May 31, 2005).

Total Results	Three Months Ended December 31,
	2005		2004
	Total	Per Ton	Total	Per Ton
Coal Shipments (tons)	3,047		2,004
Revenues
Coal Sales	$117,914	38.70	75,355	37.60
Synfuel Handling	1,960		1,978
Cost of Coal Sold	111,241	36.51	70,034	34.95
Depreciation, Depletion, & Amort.	16,004	5.25	8,204	4.09
Gross Profit	(7,371)	(2.42)	(906)	(0.45)
Selling, General & Administrative	6,833	2.24	4,004	2.00

Segment Results	Three Months Ended December 31,
	2005		2004
	CAPP	Midwest	CAPP	Midwest
Coal Shipments (tons)	2,198	849	2,004	-
Tons produced	2,101	833	1,935	-
Coal sales revenue	$94,352	23,562	75,355	-
Average sales price per ton	42.93	27.75	37.60	-

Cost of coal sold	91,034	20,207	70,034	-
Cost of coal sold per ton	41.42	23.80	34.95	-

Cost Bridge
	Q-3 2005 vs. Q-4 2005		Q-4 2004 vs. Q-4 2005
	CAPP	Midwest	CAPP	Midwest
Beginning Cash Cost	$38.78	20.59	34.95	-
Labor Costs and benefits	0.60	1.10	3.05	-
Variable Costs (steel, diesel, etc)	1.00	2.00	2.85	-
Seasonal Factors (work days)	0.65	-	-	-
Growth Costs	0.30	-	0.55	-
Other Costs	0.09	0.11	0.02	-
Ending Cash Cost	41.42	23.80	41.42	-

NOTE: Growth Costs are temporary costs that may include, but are not limited to, trucking costs during the plant upgrade projects or extra labor staffing in advance of new mine openings.

ANNUAL RESULTS

The following table shows selected operating results for the year ended December 31, 2005 compared to the year ended December 31, 2004 (in 000’s, except per ton amounts). In order to provide a basis for comparing the year ended December 31, 2005 (“2005”) with the year ended December 31, 2004 (“2004”), the operating results of the Successor Company for the eight months ended December 31, 2004 have been combined with the operating results for the Predecessor Company for the four months ended April 30, 2004, for purposes of the following table and discussion. The combining of the predecessor and successor accounting periods is not permitted by U.S. generally accepted accounting principles. Additionally, as explained above, the operating results of the Successor Company and the Predecessor Company are not comparable. Additionally, the Company's results of operations include the impact of the Triad acquisition subsequent to May 31, 2005.

Total Results	Twelve Months Ended December 31,
	2005		2004
	Total	Per Ton	Total	Per Ton
Coal Shipments (tons)	11,091		8,882
Revenues
Coal Sales	$445,742	40.19	338,297	38.09
Synfuel Handling	8,257		7,350
Cost of Coal Sold	389,222	35.09	280,220	31.55
Depreciation, Depletion, & Amortization	51,822	4.67	34,079	3.84
Gross Profit	12,955	1.17	31,348	3.53
Selling, General & Administrative	25,453	2.29	16,435	1.85

Segment Results	Twelve Months Ended December 31,
	2005		2004
	CAPP	Midwest	CAPP	Midwest
Coal Shipments (tons)	9,023	2,068	8,882	-
Tons produced	9,100	2,055	8,851	-
Coal sales revenue	$389,861	55,881	338,297	-
Average sales price per ton	43.21	27.02	38.09	-

Cost of coal sold	344,094	45,128	280,220	-
Cost of coal sold per ton	38.14	21.82	31.55	-

RESERVES

We estimate that, as of December 31, 2005, we controlled approximately 241.6 million tons of proven and probable coal reserves in the CAPP region and approximately 20.2 million tons in the Midwest. The table below provides additional information regarding changes to our reserves during the period noted (in millions of tons).

	CAPP	Midwest

Proven and Probable Reserves, as of September 30, 2005	241.2	19.9
Coal Extracted	(2.1)	(0.8)
Acquisitions	3.5	1.1
Adjustments	(1.0)	-
Proven and Probable Reserves, as of December 31, 2005	241.6	20.2

GUIDANCE AND SALES COMMITMENTS

Below are forecasts, which represent a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates. While the Company believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts and such differences could be material. These forecasts are subject to the risks identified under Forward-Looking Statements below.

	2006	2007
CAPP Operations
($ in millions, except per ton amounts)

Guidance Production	10.8 - 11.2	11.8 - 12.4
Guidance Mining Costs (per ton)	$38 - 39	$39 - 40

Tons committed and priced	9.1	1.6
Average price of committed tons	$46.98	$38.37

Midwest Operations
(in millions, except per ton amounts)

Guidance Production	3.4 - 3.5	3.4 - 3.5
Guidance Mining Costs (per ton)	$22 - 23	$23 - 24

Tons committed and priced	3.4	1.2
Average price of committed tons	$24.92	24.77

Note: The average price for the Midwest Operations does not include cost index adjustments (diesel fuel) currently expected to be approximately $3.25 per ton

Total JRCC Operations

Depreciation, depletion and amortization	$81 - 84	$83 - 89
Capital expenditures	$80 - 85	$68 - 74
Tax rate	25%	25%

GROWTH PROJECTS

Mr. Socha continued: “After opening a number of new mines, including the major investment at Mine 15, and shortly completing the upgrade projects at our coal prep plants, we are finally nearly at the end of our major initiatives and growth projects for 2004 through 2006. The remaining surface mine projects will be managed with our existing operations management team. The following represent a summary of the current status of each of these major investment projects.”

Mine 15

Mine 15 at McCoy Elkhorn began producing coal in September 2005. Two crews of miners and equipment have been working separately at the base of the slope and shaft completing bottom development work. Due to the 10-15 year expected life of this mine, this development work has been more expensive and more time consuming than normal mining operations. The bottom development work has now been completed and the two crews of miners have joined together to begin advance mining. The second section of miners and equipment are expected to begin production during the second quarter of 2006.

Surface Mines and Highwall Miner

As previously disclosed, the strategic plan for James River is to achieve balance between mining methods (underground and surface) and coal basins (CAPP and Illinois Basin). The Company believes that these strategies will result in greater stability and visibility in operating and financial performance. As part of executing this plan, the Company is developing CAPP surface mine reserves that are, primarily, controlled by the Company. The operations and engineering teams have identified more than 40 projects that merit further review. Approximately six projects have been identified for short and medium term development, including the following:

The first company-operated surface mine opened in September 2005.

The second surface mining project being developed by the Company will be a highwall miner project at the Leeco mine complex. This mine is expected to begin production during the second quarter of 2006. The Company is currently conducting site preparation activities.

The Company anticipates that the third company operated surface mine will begin production during Q-4 2006.

Preparation Plant Upgrade Projects

The Bevins Branch Plant at the McCoy Elkhorn mine complex is being upgraded and expanded to accommodate extra production from Mine 15. Mine 15 is directly across the street from the Bevins Branch Plant. All coal from Mine 15 and the adjacent Mine 16 will be transported by beltline directly into the preparation plant. The upgrade and modification project is expected to significantly decrease our trucking costs at this mine complex. The newly expanded Bevins Branch plant is expected to begin processing coal in early March 2006.

The Leatherwood Plant at the Blue Diamond mine complex will replace older and less efficient coal processing technology with new heavy media cyclones. This project is expected to increase the output of clean coal from the plant by 1.5% to 2%. The efficiency project is expected to be completed in April 2006.

LIQUIDITY

The Company has entered into an amendment of its Senior Secured Credit Facility (the “Amendment”) that restored our compliance with all of the financial covenants of the Senior Secured Credit Facility as of December 31, 2005 and revised certain covenants in the Senior Secured Credit Facility on an ongoing basis. As of December 31, 2005, we had available liquidity of approximately $33.9 million. This consisted of unrestricted cash on hand of approximately $8.9 million and availability under the revolver component of our Senior Secured Credit Facility of approximately $25.0 million.

*    *    *
CONFERENCE CALL AND WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss fourth quarter earnings on March 1, 2006 at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 800-240-7305, or through the James River Coal Company website at http://www.jamesrivercoal.com. International callers, please dial 303-262-2131. A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers. International callers, please dial 719-457-0820: passcode 4667347.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers. The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us, are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including reserves contiguous to those currently held by our Midwest operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2005 and 2004
(in thousands, except share data)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash	$8,936	3,879
Receivables:
Trade	35,326	23,871
Other	1,099	7,362
Total receivables	36,425	31,233
Inventories:
Coal	7,481	2,305
Materials and supplies	6,536	4,084
Total inventories	14,017	6,389
Prepaid royalties	4,213	4,358
Other current assets	4,126	6,337
Total current assets	67,717	52,196
Property, plant, and equipment, at cost:
Land	6,142	2,698
Mineral rights	194,824	162,577
Buildings, machinery and equipment	207,558	106,105
Mine development costs	16,380	5,729
Construction-in-progress	7,438	231
Total property, plant, and equipment	432,342	277,340
Less accumulated depreciation, depletion, and amortization	72,342	21,765
Property, plant and equipment, net	360,000	255,575
Goodwill	28,048	-
Restricted cash	-	8,404
Other assets	16,904	11,651
Total assets	$472,669	327,826

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2005 and 2004
(in thousands, except share data)
	December 31, 2005	December 31, 2004
Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Current maturities of long-term debt	$-	2,700
Current installments of obligations under capital leases	395	388
Accounts payable	32,855	15,116
Accrued salaries, wages, and employee benefits	4,289	2,093
Workers' compensation benefits	10,050	12,090
Black lung benenfits	2,930	2,600
Accrued taxes	4,215	3,530
Other current liabilities	6,860	3,633
Total current liabilities	61,594	42,150
Long-term debt, less current maturities	150,000	92,300
Other liabilities:
Noncurrent portion of workers' compensation benefits	42,231	38,223
Noncurrent portion of black lung benefits	24,352	23,341
Pension obligations	13,598	15,744
Asset retirement obligations	24,930	14,939
Obligations under capital leases, excluding current installments	230	637
Deferred income taxes	44,240	34,615
Other	227	292
Total other liabilities	149,808	127,791
Total liabilities	361,402	262,241
Shareholders' equity:
Preferred Stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 16,652,681 and 14,715,694 shares as of December 31, 2005 and 2004, respectively	167	147
Paid-in-capital	135,923	71,784
Deferred stock-based compensation	(13,226)	(7,540)
Retained earnings (accumulated deficit)	(11,187)	1,151
Accumulated other comprehensive income (loss)	(410)	43
Total shareholders' equity	111,267	65,585
Commitments and contingencies
Total liabilities and shareholders' equity	$472,669	327,826

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Successor	Successor	Predecessor	Predecessor
	Year	Eight Months	Four Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	April 30,	December 31,
	2005	2004	2004	2003

Revenues	$453,999	231,698	113,949	304,052
Cost of sales:
Cost of coal sold	389,222	190,926	89,294	278,939
Depreciation, depletion, and amortization	51,822	21,765	12,314	40,427
Total cost of sales	441,044	212,691	101,608	319,366
Gross profit (loss)	12,955	19,007	12,341	(15,314)
Selling, general, and administrative expenses	25,453	11,412	5,023	19,835
Total operating income (loss)	(12,498)	7,595	7,318	(35,149)
Interest expense	12,892	5,733	567	18,536
Interest income	(226)	(72)	-	(144)
Charges associated with repayment of debt	2,524	-	-	-
Miscellaneous income, net	(1,067)	(833)	(331)	(1,519)
Total other expense , net	14,123	4,828	236	16,873
Income (loss) before reorganization items and income taxes	(26,621)	2,767	7,082	(52,022)
Reorganization items, net	-	-	(100,907)	7,630
Income (loss) before income taxes	(26,621)	2,767	107,989	(59,652)
Income tax expense (benefit)	(14,283)	791	-	(2,891)
Net income (loss) before cumulative effect of accounting change	(12,338)	1,976	107,989	(56,761)
Cumulative effect of accounting change	-	-	-	(3,045)
Net income (loss)	(12,338)	1,976	107,989	(59,806)
Preferred dividends	-	-	-	(340)
Net income (loss) attributable to common shareholders	$(12,338)	1,976	107,989	(60,146)
Earnings (loss) per common share
Basic earnings (loss) per common share
Income (loss) before cumulative effect of accounting change	$(0.83)	0.14	6,393.67	(3,380.78)
Cumulative effect of accounting change	-	-	-	(180.28)
Net income (loss)	$(0.83)	0.14	6,393.67	(3,561.06)
Shares used to calculate basic earnings (loss) per share	14,955	13,800	17	17

Diluted earnings (loss) per common share
Income (loss) before cumulative effect of accounting change	$(0.83)	0.14	6,393.67	(3,380.78)
Cumulative effect of accounting change	-	-	-	(180.28)
Net income (loss)	$(0.83)	0.14	6,393.67	(3,561.06)
Shares used to calculate dilutive earnings (loss) per share	14,955	14,623	17	17